Exhibit 9: Calculation of earnings per share

Calculation of earnings per share in accordance with UK GAAP
	15 months ended June 30 2008 £’000	Year ended March 31 2008 £’000	Year ended March 31 2007 £’000	As restated Year ended March 31 2006 £’000

Retained profit/(loss) for the period	1,020	(632)	967	117

Earnings/(loss) per share in pence	8.51	(2.70)	7.18	0.89
Diluted earnings/(loss) per share in pence	4.65	(1.48)	2.59	0.31

Continuing operations
Earnings/(loss) per share in pence	8.51	(2.70)	7.18	0.89
Diluted earnings/(loss) per share in pence	4.65	(1.48)	2.59	0.31

Discontinued activities
Earnings per share in pence	-	-	-	-
Diluted earnings per share in pence	-	-	-	-

The basic earnings/(loss) per ordinary share are calculated based on the weighted average number of shares in issue as at 30 June 2008: 23,575,579  (as at March 31 2008: 23,381,507, 2007: 13,474,411, 2006: 13,184,000). The weighted average number of shares in issue is calculated by time-apportioning the shares in issue during the year.

The diluted earnings per ordinary share are calculated based on the weighted average number of shares in issue plus the weighted average number of potential ordinary shares, which amounted to 43,164,615 (31 March 2008: 42,713,013, 2007: 37,270,575 2006: 37,184,000):

	30 June 2008 No.	31 March 2008 No.	As restated 31 March 2007 No.	As restated 31 March 2006 No.
Weighted average number of ordinary shares for the purposes of basic earnings per share	23,575,579	23,381,507	13,474,411	13,184,000

Effect of dilutive potential ordinary shares:
- convertible preference shares	12,000,000	12,000,000	12,000,000	12,000,000
- convertible debt	7,000,000	7,000,000	11,767,671	12,000,000
- share options	589,036	331,506	28,493	-
	________	________	________	________

Weighted average number of ordinary shares for the purposes of diluted earnings per share	43,164,615	42,713,013	32,270,575	37,184,000
	________	________	________	________

The convertible preference shares and convertible debt in issue are anti-dilutive where a loss has arisen in the year. In accordance with UK GAAP, anti-dilutive potential shares are not included in the diluted earnings per share calculation.